Exhibit 10.6

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made and entered into as of June 10, 2015 by and between Avenue Therapeutics, Inc. (the “Company”) and Lucy Lu, M.D. (“Executive”). The Company and Executive are hereinafter collectively referred to as the “Parties”, and individually referred to as a “Party”.

Recitals

WHEREAS the Company desires to employ Executive and Executive desires to accept such employment, on the terms and conditions set forth in this Agreement; and

WHEREAS, in her position, Executive will have access to confidential information concerning the Company’s business, its customers and employees; and

WHEREAS, the Company wishes to protect itself from unauthorized use of this information and to protect its investment in its employees, customer relationships and confidential information.

NOW, THEREFORE, in consideration of the foregoing, the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Agreement

1.            Employment.

1.1           Title. Effective as of the Effective Date, Executive is employed by the Company in the position of President and CEO, subject to the terms and conditions set forth in this Agreement.

1.2           Term. The term of this Agreement shall begin on the date on which the Company becomes a public company (the “Effective Date”), and shall continue until it is terminated pursuant to Section 4 herein (the “Term”).

1.3           Duties. Executive shall do and perform all services, acts or things necessary or advisable to conduct the business of the Company and that are normally associated with the position of President and CEO. In her capacity as President and CEO, Executive shall report to the Company’s Executive Chairman, or in the absence of an Executive Chairman, the Company’s Board of Directors (the “Board”).

1.4           Policies and Practices. Executive will abide by the policies and practices established by the Company and/or the Board (or any designated committee thereof), of which she is made aware. In the event that the terms of this Agreement differ from or are in conflict with the Company’s policies or practices or the Company’s Employee Handbook, this Agreement shall control.

2.           Loyalty; Noncompetition; Nonsolicitation.

2.1           Loyalty. During Executive’s employment by the Company, Executive shall devote Executive’s full business energies, interest, abilities and productive time to the proper and efficient performance of Executive’s duties under this Agreement. Notwithstanding the foregoing, except as otherwise agreed to in writing, Executive shall have the right to perform such incidental services as are necessary in connection with (a) her private passive investments, (b) her charitable or community activities, (c) her participation in trade or professional organizations, and (d) her service on the board of directors (or comparable body) of one third-party corporate entity that is not a Competitive Entity (as defined in Section 2.4), so long as these activities do not interfere with Executive’s duties hereunder and, with respect to (d), Executive obtains prior Company consent, which consent will not be unreasonably withheld.

2.2           Agreements Protecting Confidential and Proprietary Information. In connection with and as a material condition of the Company’s decision to offer Executive employment, Executive understands, acknowledges and agrees to promptly execute and be bound by certain restrictive covenants during and after her employment with the Company, as contained in the Company’s Proprietary Information and Inventions Agreement (“PIIA”). A copy of the PIIA is attached to this Agreement as Exhibit A.

2.3           Agreement not to Participate in Company’s Competitors. During the Term, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company, its business, or prospects, financial or otherwise, or in any company, person, or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates (as defined below). Ownership by Executive, in professionally managed funds over which the Executive does not have control or discretion in investment decisions, or as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on a national securities exchange or in the over-the-counter market shall not constitute a breach of this Section 2.3. For purposes of this Agreement, “Affiliate” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.

2.4           Covenant not to Compete. During the Term and for a period of twelve (12) months thereafter (the “Restricted Period”), Executive shall not, within the United States, engage in competition with the Company and/or any of its Affiliates, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services that are in the same field of use and which materially compete with the products or services of the Company (a “Competitive Entity”), except with the prior written consent of the Board.

2.5           Nonsolicitation. During the Restricted Period, Executive shall not: (i) solicit or induce, or attempt to solicit or induce, any employee of the Company or its Affiliates to leave the employ of the Company or such Affiliate; or (ii) solicit or attempt to solicit the business of any client or customer of the Company or its Affiliates with respect to products, services, or investments similar to those provided or supplied by the Company or its Affiliates.

2.6           Acknowledgements. Executive acknowledges and agrees that her services to the Company pursuant to this Agreement are unique and extraordinary and that in the course of performing such services Executive shall have access to and knowledge of significant confidential, proprietary, and trade secret information belonging to the Company. Executive agrees that the covenant not to compete and the nonsolicitation obligations imposed by this Section 2 are reasonable in duration, geographic area, and scope and are necessary to protect the Company’s legitimate business interests in its goodwill, its confidential, proprietary, and trade secret information, and its investment in the unique and extraordinary services to be provided by Executive pursuant to this Agreement. If, at the time of enforcement of this Section 2, a court holds that the covenant not to compete and/or the nonsolicitation obligations described herein are unreasonable or unenforceable under the circumstances then existing, then the Parties agree that the maximum duration, scope, and/or geographic area legally permissible under such circumstances will be substituted for the duration, scope and/or area stated herein.

3.           Compensation of Executive.

3.1           Base Salary. The Company shall pay Executive a base salary at the annualized rate of Three Hundred Ninety-Five Thousand Dollars ($395,000.00) (the “Base Salary”), less all applicable taxes, deductions and withholdings, to be paid in equal installments in accord with the Company’s normal payroll practices. The Base Salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year and may be changed in the discretion of the Board. The Base Salary may only be decreased in connection with a Company-wide decrease in executive compensation; provided, however that Executive shall not be subject to any greater percentage reduction than any other Company executive.

3.2           Annual Bonus. At the sole discretion of the Board or the compensation committee of the Board (the “Compensation Committee”), following each calendar year of the Company while employed hereunder, Executive will be eligible to receive an additional cash bonus of up to fifty percent (50%) of the Base Salary (the “Annual Bonus”). The amount of the Annual Bonus to be paid shall be based on Executive’s attainment of certain financial, clinical development, and/or business milestones (the “Goals and Objectives”) to be established annually no later than January 31 of each year by agreement between Executive and the Executive Chairman. Executive is required to prepare an initial proposal of Goals and Objections for each calendar year. If no Goals and Objections are established by January 31 of a given year as a result of (i) Executive’s failure to propose Goals and Objections in a timely manner, or (ii) the Executive’s and Executive Chairman’s inability to agree on Goals and Objectives (provided that Executive Chairman is reasonable) the Executive will not be entitled to an Annual Bonus for that year. For calendar year 2015 only, the Goals and Objectives will be as set forth on Exhibit C hereto, and requirement that Goals and Objectives be established by January 31 will not apply. The determination of whether Executive has met the Goals and Objectives, and if so, the bonus amount (if any) that will be paid, shall be determined by the Board or the Compensation Committee in its sole discretion. Except as described in Sections 4.5.2 or 4.5.4 below, Executive must remain employed by the Company through and including the last day of the applicable calendar year in order to be eligible to earn or receive any Annual Bonus for that year. The Annual Bonus for any given calendar year will be paid in cash as a single lump-sum payment no later than two (2) months following the conclusion of the calendar year.

3.3         Equity. Executive has previously been granted 1,000,000 shares of the Company’s common stock pursuant to a Restricted Stock Issuance Agreement between the Company and Executive dated June 10, 2015.

3.4         Expense Reimbursements. The Company will reimburse Executive for all reasonable business expenses incurred by Executive in connection with the performance of her duties hereunder, subject to the Company’s reimbursement policies in effect from time to time.

3.5         Benefits. Executive shall, in accordance with Company policy and the applicable plan documents, be eligible to participate in benefits under any benefit plan or arrangement that may be in effect from time to time and made available to the Company’s senior management employees.

3.6         Holidays and Vacation. Executive shall be eligible to accrue up to four (4) weeks of paid vacation per year and will receive paid Company holidays in accordance with Company policy. Unless otherwise required by law, accrued but unused vacation time is not carried forward from one year to the next, and is not paid out upon termination of employment for any reason. All available time off must be used in accord with the Company’s policies and procedures. To the extent Executive would be entitled to a greater number of vacation days or personal days under any other Company policy, such other policy shall govern.

3.7         Withholdings. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes required to be withheld pursuant to any applicable law or other amount properly requested by Executive.

4.           Termination.

4.1         Termination by the Company. Executive’s employment with the Company is at will and may be terminated by the Company at any time and for any reason, or for no reason, including, but not limited to, under the following conditions:

4.1.1           Termination by the Company for Cause. The Company may terminate Executive’s employment under this Agreement for “Cause” (as defined below) by delivery of written notice to Executive in accordance with the procedures set forth in Section 4.6.2 below. Any notice of termination given pursuant to this Section 4.1.1 shall effect termination as of the date of the notice or as of such other date as specified in the notice, subject to Section 4.6.2.

4.1.2           Termination by the Company without Cause. The Company may terminate Executive’s employment under this Agreement without Cause at any time and for any reason or for no reason. Such termination shall be effective on the date Executive is so informed or as otherwise specified by the Company.

4.2         Termination by Resignation of Executive. Executive’s employment with the Company is at will and may be terminated by Executive at any time and for any reason or for no reason, including via a resignation for Good Reason in accordance with the procedures set forth in Section 4.6.3 below.

4.3         Termination for Death or Complete Disability. Executive’s employment with the Company shall terminate effective upon the date of Executive’s death or Complete Disability (as defined below).

4.4         Termination by Mutual Agreement of the Parties. Executive’s employment with the Company may be terminated at any time upon a mutual agreement in writing of the Parties. Any such termination of employment shall have the consequences specified in such agreement.

4.5         Compensation Upon Termination.

4.5.1           Generally. When this Agreement is terminated for any reason, Executive, or her estate, as the case may be, will be entitled to receive the compensation and benefits earned through the effective date of termination, including, but not limited to, as applicable, any Base Salary earned by Executive, expense reimbursement amounts owed to Executive, all unpaid amounts of the Annual Bonus for the prior year, if any, Executive earned prior to the termination date by meeting the conditions set forth in Section 3.2, less standard deductions and withholdings.

4.5.2           Death or Complete Disability. If Executive’s employment under this Agreement is terminated by her death or Complete Disability, then, in addition to the amounts described in Section 4.5.1, and conditioned upon Executive (or her estate or heirs as applicable) executing and not revoking a release of claims in the form attached as Exhibit B (the “Release”) within the time periods specified therein, the Company will provide the following separation benefits: (i) the Company will continue Executive’s Base Salary (at the rate in effect as of the termination) for a period of ninety (90) days beginning on the sixtieth (60th) day following the termination of Executive’s employment with the Company, (ii) Executive shall be entitled to a pro-rata share of the Annual Bonus, to be paid when and if such Annual Bonus would have been paid under this Agreement, and (iii) immediate partial accelerated vesting of all unvested equity awards with respect to the same number of shares that would have vested if Executive had continued in employment for one year after the termination date. The Base Salary payments will be subject to standard payroll deductions and withholdings and will be made on the Company’s regular payroll cycle, provided, however, that any payments otherwise scheduled to be made prior to the effective date of the Release shall accrue and be paid in the first payroll period that follows such effective date.

4.5.3           Termination For Cause or Resignation without Good Reason. If Executive’s employment is terminated by the Company for Cause, or Executive resigns her employment hereunder without Good Reason, the Company shall pay Executive the amounts described in Section 4.5.1. The Company shall thereafter have no further obligations to Executive under this Agreement, except as otherwise provided by law.

4.5.4           Termination Without Cause or Resignation For Good Reason Not In Connection with a Change of Control. If Executive’s employment under this Agreement is terminated by the Company without Cause or Executive resigns for Good Reason, at any time other than at the time of, or within six (6) months following a Change of Control, then, in addition to the amounts described in Section 4.5.1, and conditioned upon Executive executing and not revoking the Release within the time periods specified therein, the Company will provide the following separation benefits: (i) the Company will continue Executive’s Base Salary (at the rate in effect as of the termination) for a period of twelve (12) months, beginning on the sixtieth (60th) day following the termination of Executive’s employment with the Company, (ii) if Executive timely elects continued health insurance coverage under COBRA, the Company shall pay the entire premium necessary to continue such coverage for Executive and Executive’s eligible dependents until the conclusion of the time when Executive is receiving continuation of Base Salary payments or until Executive becomes eligible for group health insurance coverage under another employer’s plan, whichever occurs first, provided however that the Company has the right to terminate such payment of COBRA premiums on behalf of Executive and instead pay Executive a lump sum amount equal to the COBRA premium times the number of months remaining in the specified period if the Company determines in its discretion that continued payment of the COBRA premiums is or may be discriminatory under Section 105(h) of the Internal Revenue Code; (iii) Executive shall be entitled to a pro-rata share of the Annual Bonus for the year in which the termination occurred, to be paid when and if such Annual Bonus would have been paid under this Agreement; and (iv) immediate partial accelerated vesting of all unvested equity awards with respect to the same number of shares that would have vested if Executive had continued in employment for one year after the termination date. The Base Salary payments will be subject to standard payroll deductions and withholdings and will be made on the Company’s regular payroll cycle, provided, however, that any payments otherwise scheduled to be made prior to the effective date of the Release shall accrue and be paid in the first payroll period that follows such effective date.

4.5.5           Termination Without Cause or Resignation For Good Reason In Connection with a Change of Control. If the Company terminates Executive’s employment without Cause, or if Executive resigns for Good Reason, upon the occurrence of, or within the six (6) months following, the effective date of a Change of Control, then, in addition to the amounts described in Section 4.5.1, and conditioned upon Executive executing and not revoking the Release within the time periods specified therein, the Company will provide the following separation benefits: (i) the Company will continue Executive’s Base Salary (at the rate in effect as of the termination) for a period of twelve (12) months, beginning on the sixtieth (60th) day following the termination of Executive’s employment with the Company, (ii) if Executive timely elects continued health insurance coverage under COBRA, the Company shall pay the entire premium necessary to continue such coverage for Executive and Executive’s eligible dependents until the conclusion of the time when Executive is receiving continuation of Base Salary payments or until Executive becomes eligible for group health insurance coverage under another employer’s plan, whichever occurs first, provided however that the Company has the right to terminate such payment of COBRA premiums on behalf of Executive and instead pay Executive a lump sum amount equal to the COBRA premium times the number of months remaining in the specified period if the Company determines in its discretion that continued payment of the COBRA premiums is or may be discriminatory under Section 105(h) of the Internal Revenue Code; (iii) Executive shall be entitled to a pro-rata share of the Annual Bonus for the year in which the termination occurred, to be paid when and if such Annual Bonus would have been paid under this Agreement; and (iv) immediate accelerated vesting of all unvested equity awards such that, on the effective date of the Release, the Executive shall be vested in one hundred percent (100%) of all such equity awards. The Base Salary payments will be subject to standard payroll deductions and withholdings and will be made on the Company’s regular payroll cycle, provided, however, that any payments otherwise scheduled to be made prior to the effective date of the Release shall accrue and be paid in the first payroll period that follows such effective date.

4.6         Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

4.6.1           Complete Disability. As used herein, “Complete Disability” means the inability of Executive, due to the condition of her physical, mental or emotional health, effectively to perform the essential functions of her job with or without reasonable accommodation for a continuous period of more than 90 days or for 90 days in any period of 180 consecutive days, as determined by the Board in consultation with an independent physician retained for such purpose. For purposes of making a determination as to whether a Complete Disability exists, at the Board’s request Executive agrees to make herself available and to cooperate in a reasonable examination by the independent physician retained by the Board and to authorize the disclosure and release to the Board of all medical records related to such examination.

4.6.2           Cause. As used herein, “Cause” means: (i) Executive’s fraud, embezzlement or misappropriation with respect to the Company, (ii) Executive’s material breach of this Agreement, (iii) Executive’s material breach of the PIIA, (iv) Executive’s breach of fiduciary duties to the Company, (v) Executive’s willful failure or refusal to perform her material duties under this Agreement or failure to follow any specific lawful instructions of the Board, (vi) Executive’s conviction or plea of nolo contendere in respect of a felony or of a misdemeanor involving moral turpitude, or (vii) Executive’s willful or negligent misconduct that has a material adverse effect on the property, business, or reputation of the Company. Prior to terminating Executive’s employment for Cause pursuant to clauses (ii), (iii), (iv), (v) or (vii), Executive shall have thirty (30) days after Executive’s receipt of written notice thereof from the Company to cure any such failure, action or breach.

4.6.3           Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events without Executive’s consent: (i) a material reduction of Executive’s Base Salary (except in connection with a Company-wide decrease in executive compensation, as provided in Section 3.1 of this Agreement) (ii) a material diminution of Executive’s authority, duties, or responsibilities, (iii) the Company’s material breach of this Agreement, or (iv) a change in Executive’s office location to a location that is greater than thirty (30) miles from New York City. In order for Executive to resign for Good Reason, Executive must provide written notice to the Company of the existence of the Good Reason condition within thirty (30) days of the date on which Executive discovers, or reasonably should have discovered, the existence of such Good Reason condition. Upon receipt of such notice, the Company will have thirty (30) days during which it may remedy the Good Reason condition and not be required to provide for the benefits described in Section 4.5.4 as a result of such proposed resignation. If the Good Reason condition is not remedied within such thirty (30) day period, Executive may resign based on the Good Reason condition specified in the notice effective immediately upon the expiration of the thirty (30) day cure period.

4.6.4           Change of Control. For purposes of this Agreement, “Change of Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events (excluding in any case transactions in which the Company or its successors issues securities to investors primarily for capital raising purposes):

(i)          the acquisition by a third party of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction;

(ii)         a merger, consolidation or similar transaction following which the stockholders of the Company immediately prior thereto do not own at least fifty percent (50%) of the combined outstanding voting power of the surviving entity (or that entity’s parent) in such merger, consolidation or similar transaction;

(iii)       the dissolution or liquidation of the Company; or

(iv)        the sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

4.7         Survival of Certain Sections. Sections 2, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 17, and 18 of this Agreement will survive the termination of this Agreement.

4.8         Parachute Payment. If any payment or benefit the Executive would receive pursuant to this Agreement, either alone or together with other payments and benefits provided to her by the Company (the “Total Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced if and to the extent that a reduction in the Total Payments would result in Executive retaining a larger amount than if Executive received all of the Total Payments, in each case measured on an after-tax basis (taking into account federal, state, and local income taxes, and, if applicable, the Excise Tax). The determination of any reduction in the Total Payments will be made at the Company’s expense by the Company’s independent public accountants or a law or consulting firm selected by the Company, applying reasonable, good faith interpretations regarding the applicability of Section 280G and Section 4999, along with any other applicable portions of the Code or other tax laws. If a reduction in the Total Payment is necessary, such reduction shall occur in the following order: (i) reduction of cash payments; (ii) cancellation of accelerated vesting of equity awards other than stock options; (iii) cancellation of accelerated vesting of stock options; and (iv) reduction of other benefits paid to Executive. Within any such category of payments and benefits (that is, (i), (ii), (iii) or (iv)), a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A (as defined in Section 4.9 below) and then with respect to amounts that are. In the event that acceleration of compensation from Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled, subject to the immediately preceding sentence, in the reverse order of the date of grant.

4.9           Section 409A Compliance. The Parties intend that all provisions of this Agreement and the payments made pursuant thereto will comply with, or be exempt from, the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), and all provisions of this Agreement will be construed, to the maximum extent possible, in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Section 4 that constitute “deferred compensation” within the meaning of Section 409A will not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A. The parties intend that each installment of the separation benefits payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, the parties intend that payments of the Separation Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). Executive and the Company agree to use their best efforts to amend the terms of this Agreement from time to time as may be necessary to avoid the imposition of penalties or additional taxes under Section 409A of the Internal Revenue Code; provided, however, any such amendment will provide Executive substantially equivalent economic payments and benefits as set forth herein and will not in the aggregate, materially increase the cost to, or liability of, the Company hereunder. However, if the Company determines that the Separation Benefits constitute “deferred compensation” under Section 409A and Executive is, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Separation Benefits payments will be delayed until the earlier to occur of: (i) the date that is six months and one day after Executive’s separation from service, or (ii) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”), and the Company (or the successor entity thereto, as applicable) will (A) pay to Executive a lump sum amount equal to the sum of the Separation Benefits payments that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Separation Benefits had not been so delayed pursuant to this Section and (B) commence paying the balance of the separation benefits in accordance with the applicable payment schedules set forth in this Agreement.

5.           Assignment and Binding Effect.

This Agreement shall be binding upon and inure to the benefit of Executive and Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

6.           Notices.

All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or faxed during normal business hours or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Avenue Therapeutics
3 Columbus Circle
New York, New York 10019
Attn: Chairman of the Board

If to Executive:

Lucy Lu, MD

455 Main Street, #4F

New York, NY 10044

Any such written notice shall be deemed given on the earlier of the date on which such notice is personally delivered or three (3) days after its deposit in the United States mail as specified above. Either Party may change its address for notices by giving notice to the other Party in the manner specified in this Section.

7.           Choice of Law.

This Agreement shall be construed and interpreted in accordance with the internal laws of the State of New York without regard to its conflict of laws principles.

8.           Integration.

This Agreement, including all documents referenced herein, contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of Executive’s employment and the termination of Executive’s employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties.

9.           Amendment.

This Agreement cannot be amended or modified except by a written agreement signed by Executive and the Company.

10.         Waiver.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

11.         Severability.

The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision, which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term, or provision.

12.         Interpretation; Construction.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has been encouraged to consult with, and has consulted with, Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

13.         Attorneys Fees.

Except as otherwise prohibited by law, in the event a Party brings an action to enforce the terms of this Agreement, in addition to any other remedies, the prevailing party will be entitled to recovery of its reasonable attorneys’ fees and costs incurred by it arising out of such breach or the defense thereof.

14.         Representations and Warranties.

14.1        Obligations to Prior Employers. Executive represents and warrants to the Company that Executive is not obligated or restricted under any agreement (including any non-competition or confidentiality agreement), judgment, decree, order or other restraint of any kind that could impair Executive’s ability to perform the duties and obligations required of Executive hereunder. Executive further represents and warrants to the Company that she has not violated any confidentiality agreement or other similar obligation that she has to any former employer and that she has not disclosed any confidential or trade secret information belonging to any former employer to the Company or its agents. Executive agrees that she will not use confidential information and/or trade secrets belonging to any former employer in her employment with the Company or otherwise as a resource for building the business of the Company and will structure her and the Company’s work environment and practices in such a way to ensure that any such information will not be used or disclosed during the course of her relationship with the Company.

14.2        Litigation Support. Both during and after Executive’s employment with the Company, if the Company is evaluating, pursuing, contesting or defending any proceeding, charge, complaint, claim, demand, notice, action, suit, litigation, hearing, audit, investigation, arbitration or mediation, in each case whether initiated by or against the Company (collectively, a “Proceeding”), other than a Proceeding initiated by or against Executive, Executive will reasonably cooperate with the Company and its counsel in the evaluation, pursuit, contest or defense of the Proceeding and provide such testimony and access to books and records as may be necessary in connection therewith. Any such cooperation shall be done at times mutually convenient for Executive and the Company, and the Company will ensure that any such cooperation does not interfere with any duties or obligations that Executive may have to a third party, including any future employer. The Company will reimburse Executive for Executive’s out-of-pocket expenses related to such cooperation.

14.3        Future Employment. In the event of Executive’s separation from the Company, regardless of the reason or cause of that separation, Executive agrees that for a period of twelve (12) months from the date her employment terminates, she will provide the Company with no fewer than three (3) business days’ notice of her intent to accept employment with or for an organization other than Company for the express purpose of allowing the Company to determine if such proposed employment interferes with any of Executive’s surviving obligations under this Agreement. The notice of intent to accept employment will identify the new employer, list Executive’s anticipated title and describe her anticipated duties.

15.         Indemnification.

The Company shall defend and indemnify Executive in her capacity as President and Chief Executive Officer of the Company to the fullest extent permitted under the Delaware General Corporate Law (the “DGCL”). The Company shall also maintain a policy for indemnifying its officers and directors, including but not limited to the Executive, for all actions permitted under the DGCL taken in good faith pursuit of their duties for the Company, including but not limited to maintaining an appropriate level of Directors and Officers Liability coverage and maintaining the inclusion of such provisions in the Company’s by-laws or certificate of incorporation, as applicable and customary.

16.         Counterparts.

This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument. Signatures to this Agreement transmitted by fax, by email in “portable document format” (“.pdf”) or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement shall have the same effect as physical delivery of the paper document bearing original signature.

17.         Jurisdiction; Venue.

The Parties agree that any litigation arising out of or related to this Agreement or Executive’s employment by the Company shall be brought exclusively in any state or federal court in New York, New York. Each Party (i) consents to the personal jurisdiction of said courts, (ii) waives any venue or inconvenient forum defense to any proceeding maintained in such courts, and (iii) except as otherwise provided in this Agreement, agrees not to bring any proceeding arising out of or relating to this Agreement or Executive’s employment by the Company in any other court.

18.         Advertising Waiver.

Executive agrees to permit the Company, and persons or other organizations authorized by the Company, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company, or the machinery and equipment used in the provision thereof, in which Executive’s name and/or pictures of Executive taken in the course of Executive’s provision of services to the Company appear. Executive hereby waives and releases any claim or right Executive may otherwise have arising out of such use, publication or distribution.

[Remainder of Page Intentionally Left Blank. Signature Page Immediately Follows]

In Witness Whereof, the Parties have executed this Agreement as of the date first above written.

Avenue Therapeutics, Inc.

/s/ Lindsay A. Rosenwald		6/11/2015
Date
Name:	Lindsay A. Rosenwald

Position:	Executive Chairman

Executive:

/s/ Lucy Lu, MD		6/10/2015
Lucy Lu, M.D.		Date

EXHIBIT A

Form of Proprietary Information and Inventions Agreement

EXHIBIT B

RELEASE OF CLAIMS

THIS RELEASE OF CLAIMS (this “Release”) is made by Lucy Lu, M.D. (“Executive”) as of the date it is signed by Executive, as indicated on the signature page hereof.

Executive acknowledges that she previously executed an Executive Employment Agreement (the “Agreement”) that included, among other items, a promise of severance pay and other benefits by Avenue Therapeutics, Inc. (the “Company”) in certain situations, contingent upon Executive’s execution of a release of claims. Pursuant to the terms of the Agreement and Company’s promise to provide severance pay and other benefits, Executive executes this Release.

Executive, on her own behalf and on behalf of her heirs, personal representatives, successors and assigns, hereby release and forever discharge the Company and each of its Affiliates and each and every one of their respective present and former shareholders, directors, officers, members, employees, agents, insurers, predecessors, successors and assigns (the “Released Parties”), of and from any and all claims, demands, actions, causes of action, damages, costs and expenses which Executive now has or may have by reason of anything occurring, done or omitted to be done as of or prior to date she signs this Release including, but not limited to, (i) any and all claims related to Executive’s employment with Company and the termination of same; (ii) any and all claims for additional compensation or benefits other than the compensation and benefits set forth in the Agreement, including but not limited to wages, commissions, deferred compensation, bonuses, or other benefits of any kind; (iii) any and all claims relating to employment practices or policies of Company or its Affiliates; (iv) any common law claims, including but not limited to wrongful discharge, breach of contract, negligent or intentional infliction of emotional distress, or negligent supervision or retention; and (v) any and all claims arising under any state or federal legislation, including, but not limited to, claims under the Employee Retirement Income Security Act, the Family Medical Leave Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans with Disabilities Act, as amended, the Older Workers Benefit Protection Act, the New York Human Rights Law, N.Y. Exec. Law § 290 et seq., the New York City Human Rights Law, N.Y.C. Admin. Code § 8-101 et seq., N.Y. Civ. Rights Law § 40-c et seq. (New York anti-discrimination law), N.Y. Lab. Law § 190 (New York wage payment law), N.Y. Lab. Law § 740 (New York whistleblower protection law), and any other federal, state or local law or regulation prohibiting employment discrimination or otherwise governing the employment relationship between Executive and Company (the “Released Claims”), except that notwithstanding anything contained in this Release, Executive understands that she is not releasing (i) any claim for indemnification or advancement by the Company, whether pursuant to law, the Company’s bylaws, or under any directors and officers insurance policy maintained by the Company; or (ii) any claims which cannot by law be released.

Executive further covenants and agrees that she will not sue any of the Released Parties on any ground arising out of or related to any of the Released Claims. Executive acknowledges and agrees that this covenant does not preclude her from filing a charge or complaint with any government agency, to the extent permitted by law, but expressly releases, waives, and disclaims any right to compensation or other benefit that may otherwise inure to her as a result of any such charge or complaint involving the Company.

In making this Release, Executive further represents and acknowledges that:

(a)          She is voluntarily entering into and signing this Release;

(b)          The claims waived, released and discharged in the above Release include any and all claims Executive has or may have arising out of or related to her employment with the Company and the termination of that employment, including any and all claims under the Age Discrimination in Employment Act;

(c)          Those claims waived, released and discharged in this Release do not include, and Executive is not waiving, releasing or discharging, any claims that may arise after the date she signs this Release;

(d)          The payments and benefits conditioned upon Executive’s execution of this Release constitute consideration that Executive was not entitled to receive before the effective date of this Release absent the execution of this Release;

(e)          Executive was given twenty-one (21) days within which to consider this Release;

(f)          The Company has advised Executive of her right to consult with an attorney regarding this Release before executing the Release and encouraged her to exercise that right;

(g)          Executive may revoke this Release at any time within seven (7) days after the date she signs this Release, and this document will not become effective or enforceable until the eighth (8th) day after the date she signs this Release (on which day this Release will automatically become effective and enforceable unless previously revoked within that seven (7) day period); and

(h)         EXECUTIVE HAS CAREFULLY READ THIS DOCUMENT, AND FULLY UNDERSTANDS EACH AND EVERY TERM.

I hereby execute this Release on the 10th day of June, 2015.

/s/ Lucy Lu, MD
Lucy Lu, M.D.

EXHIBIT C

2015 Goals and Objectives

[To be added]